EXHIBIT 10.2.5

***Informal Translation – For Information Purposes Only***

Indemnity Agreement

DATED 31 AUGUST 2005

BETWEEN

Samsonite

Samsonite Europe NV

And

Artois Plasturgie SAS

HB Group

LEXENS

128, Boulevard Haussmann

75008 Paris

The present indemnity agreement (the “Indemnity Agreement”) is dated 31 August 2005,

BETWEEN:

1.               SAMSONITE, a company with limited liability, with a share capital of EUR 720,000, with registered office at 27, rue de la Rochefoucauld, 75009 Paris, registered with the commercial register of Paris under number 652 024 159 RCS Paris, represented by Mr Marc Matton, in his capacity of chairman,

2.               SAMSONITE EUROPE NV, a company incorporated under Belgian law, with a share capital of EUR 3,665,105.76, with registered office at Westerring 17, 9700 Oudenaarde (Belgium), registered with the commercial register of Oudenaarde under number 16.079, represented by Mr Marc Matton, duly authorised by a meeting of the board of directors on 18 July 2005,

(Hereafter together the “Joint Creditors”),

AND:

3.               ARTOIS PLASTURGIE, a company with limited liability (société par actions simplifiée), with a share capital of EUR 37,000, with registered office at 128, Boulevard Haussmann, 75008 Paris, registered with the commercial register of Paris under number 483 173 308 RCS Paris, duly represented by Mr Jean-Jacques Aurel, in his capacity of chairman,

(Hereafter the “Obliger”),

In presence of:

4.               HB Group, a limited liability company incorporated under Luxembourg law, with a share capital of EUR 31,000, with registered office at rue de l’Industrie, L – 3895 FOETZ (Luxembourg), and registered with the commercial register of Luxembourg under number B109972, represented by Mr Jean -Jacques Aurel, in his capacity of director, duly authorised in this respect pursuant to a decision of the meeting of the board of directors of the company of 31 August 2005,

The Joint Creditors, the Obligor and HB Group are hereinafter collectively referred to as the “Parties”.

WHEREAS:

1.                                     Samsonite is the owner of and operates on the Site a business consisting of the fabrication and manufacture of luggage and plastic products under the name « SIC ».

2.                                      As a result of economic difficulties in the fabrication and manufacture of luggage industry, and so as to avoid a hold of the Activities and the closure of the Site, Samsonite has expressed its intention to sell and has had various discussions with potential purchasers to take over the Site.

3.                                      HB Group made a take-over offer on 31 May 2005, for the business as described herein, all moveable tangible assets attached to the business and to the Activities, the real property on which the business is operated, as well as the rights that can lead to the ownership of the afore-mentioned assets, and more generally all assets and rights attached to the Activities with the exception of intellectual or industrial property rights and goods incorporating such rights, including trademarks, patents, designs and models, as well as the moulds used by or the property of Samsonite, Samsonite Europe NV, the companies or entities of the Samsonite Group or Third Parties.

4.                                      Samsonite accepted this offer on 1 June 2005.

5.                                      The labour unions of Samsonite (Central Committee of the Enterprise and Establishment Committee of the Site), who were advised of the envisaged Take-Over by HB Group rendered their advice on the envisaged Take-Over by HB Group on 10 June 2005 and 4 July 2005, respectively.

6.                                      The Parties have agreed in the Agreement (as defined hereafter) to set out the terms and conditions of their respective obligations and agreements in view of the Take-Over of the Site and to conclude this Indemnity Agreement,

7.                                      This Indemnity Agreement constitutes a condition precedent for the completion of the Take-Over of the Site and a decisive condition for the consent and commitments of the Joint Creditors.

Article 1 :                          DEFINITIONS AND INTERPRETATION

1.1                     Definitions

Capitalized terms will have the same meaning given to them in the Agreement (as defined hereafter), or as defined in this Indemnity Agreement.

Agreement

The transfer agreement for the shares of Artois Plasturgie and of the subordinated loans resulting in the Take-Over of the Hénin-Beaumont Site, signed on 29 July 2005 between the Parties as amended by the Appendix.

1.2                     Interpretation

In this Indemnity Agreement, unless otherwise provided for:

(i)                                     References to an article are reference to an article of the Indemnity Agreement;

(ii)                                  References to a provision of the law are references to such provision as amended,  applied, modified or coordinated and include any provisions arising there from;

(iii)                               References to words mentioned in plural include references to the singular form and vice versa;

(iv)                              References to a person include his successor, assignee and transferee;

(v)                                 The headings mentioned in the Indemnity Agreement are used for ease of reference and are not to be considered in interpreting the Indemnity Agreement;

(vi)                              References to any other agreement or document are to be interpreted as applicable to such other agreement or document as amended, supplemented, restated or novated from time to time.

Article 2 :                          Purpose of the Agreement

The Obligor unconditionally and irrevocably undertakes to indemnify all of the Joint Creditors for any prejudice, damages or interest resulting from the non-execution, shortcoming or breach of its commitments and obligations under the Agreement or under any Related Agreement.

The damages will take into account the financial, commercial and economic conditions, granted by the Joint Creditors to the Obligor in the framework of the Take-Over of the Site and the essential nature of the commitments of the Obligor under the Agreement and the

Related Agreements, including the obligation not to dismiss the Transferred Employees, to respect the quality and delivery dates of the Products and the sub-assemblies.

Each of the Joint Creditors, acting through the Paying Agent of the Joint Creditors, can ask for repair of the entire prejudice or part of it, which will comprise, amongst others, all losses, including exploitation losses, or any loss of profits, foreseeable or not, resulting directly or indirectly from any delay, shortcoming or breach of the obligations of the Obligor.

Article 3 :                          Miscellaneous

3.1                     Good faith

Each Party undertakes to irrevocably negotiate in good faith any specification or modification to the contents of the Indemnity Agreement.

Each Party shall develop and sign all necessary documents, shall realise any operation described above or resulting from it, shall carry out any engagement, decision or measure, shall obtain and vote on any decision of any corporate body, necessary in this regard.

3.2                     Notices

All notices and communications made or sent between the Joint Creditors and the Obligor shall be effected by registered mail with evidence of receipt or by letter handed over in person and signed for on receipt by the addressee or by extra-judicial act (acte extrajudiciaire) to the addresses and persons mentioned hereafter or to any other address or person notified using the means described in the present article.

For the Joint Creditors:

SAMSONITE:

Mr Marc Matton

27, rue de la Rochefoucauld

75009 Paris

With a copy to:

LEXENS

Mr Frédéric Boucly

128, Boulevard Haussmann

75008 Paris

SAMSONITE EUROPE NV

Mr Marc Matton

Westerring 17

9700 Oudenaarde

Belgium

With a copy to:

LEXENS

Mr Frédéric Boucly

128, Boulevard Haussmann

75008 Paris

For the Obligor:

Mr Jean-Jacques AUREL

To the Company’s registered office

With a copy to:

Fauvet La Giraudière & Associés

Avocats à la Cour

92 avenu d’Iéna

75008 Paris

AND A COPY TO :

HB GROUP

Mr Jean-Jacques Aurel

Rue de l’Industrie L-3895 FOETZ

With a copy to:

Fauvet La Giraudière & Associés

Avocats

92 avenue d’Iéna

F-75008 Paris

3.3                     Confidentiality - Announcements

The Parties shall keep the Indemnity Agreement confidential as against any Third Party, and shall ensure that their employees and agents comply with the same obligation.

This obligation will not apply if a Party or Affiliated Company concerned is requested or obliged to communicate any information or a document regarding the Agreement or a Related

Agreement, by an administrative, judicial, legal, -financial or stock exchange authority (including NSEC or NASD).

In the same way the Parties will be authorised to communicate with their usual bankers, their counsel, accountants, auditors who are bound by professional confidentiality vis-à-vis their clients, any information or document regarding the Agreement or a Related Agreement.

3.4                     Invalidity

If any of the provisions of the Agreement and of any of the Related Agreements are declared to be invalid or void, such provision will, to the extent of its invalidity or its voidness, cease to have effect and will be considered as no longer part of the Agreement or of the Related Agreement concerned but can in no way affect the validity and effectiveness of the other terms and conditions of the Indemnity Agreement.

3.5                     Endorsement and Renunciation

No modification to the Indemnity Agreement can be validly made, unless such modification is done in writing and signed by all Parties.

The Parties reserve the right to exercise at all times any right or to carry out any action to better protect their interest, and any delay by any Party in the exercise, or lack of exercise, of such rights, cannot be interpreted as an abandonment or renunciation of such rights or actions.

3.6                     Expenses, disbursements and taxes

Each of the Joint Creditors and the Obligor will respectively bear their own expenses and disbursements encountered during the course of preparation of the Indemnity Agreement and the realisation of the operations envisaged in accordance with the terms of the Indemnity Agreement, including, without being limited thereto, the fees and disbursements of the advisors and offices of accounting experts and possible agents or intermediaries.

3.7                     Tranfer

The Indemnity Agreement will bind all of the Parties, their heirs, successors and assignees. However, no right, interest, asset or obligation whatsoever of any of the Joint Creditors can form part of a transfer or can be transferred directly or indirectly, without the express approval of the Paying Agent of the Creditors.

3.8

3.9                     Applicable law and choice of forum

Any litigation relating to the conclusion, performance and/or interpretation of the Indemnity Agreement will be resolved in accordance with French law.

Any litigation relating to the conclusion, performance and/or interpretation of the Indemnity Agreement will be submitted to the jurisdiction of the Commercial Court of Paris.

Executed in Paris, on 31 August 2005

In 5 original copies

/s/ Marc Matton	/s/ Marc Matton
Samsonite	Samsonite Europe NV

s/s Jean Jacques Aurel	s/s Jean Jacques Aurel
Artois Plasturgie	HB Group